Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 5 to Registration Statement No. 333-220591 on Form N-2 of our report dated June 4, 2019, relating to the statement of assets and liabilities of Calamos Long/Short Equity & Dynamic Income Term Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Experts” appearing in the Prospectus and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information, which are part of such Registration Statement.

Chicago, Illinois

October 1, 2019